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                                                                    Exhibit 99.1

                                      NEWS


FRB | WEBER SHANDWICK
    |FINANCIAL COMMUNICATIONS

                            RE: FTI Consulting, Inc.
                                900 Bestgate Road
                                Annapolis, MD 21401
                                (410) 224-8770


FOR FURTHER INFORMATION:

AT FTI CONSULTING:    AT FRB|WEBERSHANDWICK:

Jack Dunn             Marilyn Windsor       Lisa Fortuna        Tim Grace
Chairman & CEO        General Inquiries     Analyst Inquiries   Media Inquiries
(410) 224-1483        (702) 515-1260        (312) 640-6779      (312) 640-6667



FOR IMMEDIATE RELEASE
TUESDAY, SEPTEMBER 3, 2002


         FTI CONSULTING COMPLETES ACQUISITION OF U.S. BUSINESS RECOVERY
                  SERVICES DIVISION OF PRICEWATERHOUSECOOPERS

        FTI Continuing Discussions for Sale of Applied Sciences Division

ANNAPOLIS, MD, September 3, 2002--FTI Consulting, Inc. (NYSE: FCN), the premier national provider of turnaround, bankruptcy and litigation-related consulting services, today announced that it has completed the acquisition of the U.S. Business Recovery Services Division (BRS) of PricewaterhouseCoopers.

BRS is the leading provider of bankruptcy, turnaround and business restructuring services to corporations in the United States. Headquartered in New York, BRS has more than 350 people housed in 15 offices across the U.S. with significant practices in New York, Dallas, Los Angeles, Chicago and Atlanta. For its fiscal year ended June 30, 2002, BRS had revenues of approximately $170.0 million on a stand-alone basis and pro forma income from operations of approximately $50.0 million, net of estimates for integration costs and the amortization of identifiable intangible assets other than goodwill resulting from a preliminary allocation of the purchase price.

The purchase price plus other acquisition costs included approximately $143.0 million of cash and 3.0 million shares of FTI common stock. The cash portion of the purchase price was financed by FTI from its existing cash, a new senior bank term loan of $74.0 million, and $45.0 million from a new $100.0 million revolving credit line.

FTI is also continuing discussions for the sale of its Applied Sciences Division with a group led by the division's president. Proceeds from any sale would be used to reduce the debt incurred in connection with the acquisition of BRS, and results of the Applied Sciences Division will be reflected as a

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FTI Consulting, Inc.
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discontinued operation beginning with the third quarter of 2002. As previously disclosed, the net effect of the acquisition of BRS and the planned sale of Applied Sciences is expected to be significantly accretive to FTI's earnings per share from continuing operations and to earnings per share.

FTI said that the integration of the BRS operations with its existing bankruptcy, turnaround and restructuring practice was already well underway. The combined operations will conduct business under the FTI Consulting name.

Jack Dunn, FTI's chairman and chief executive officer, stated, "Completing this acquisition and joining Dom DiNapoli and his group with the FTI team headed by Bob Manzo and Mike Policano is the beginning of the next exciting chapter in the FTI story. We see considerable future organic and other growth opportunities for the company and have significantly expanded our resources and ability to realize them."

Stewart Kahn, president and chief operating officer of FTI, commented, "The acquisition of BRS has dramatically enhanced our ability to provide our full range of services to even more clients and thereby maximize our opportunities for growth. We also look forward to a meaningful reciprocal client-referral relationship with Applied Sciences as it begins the process of separating from us."

About FTI Consulting

FTI Consulting is a multi-disciplined consulting firm with leading practices in the areas of bankruptcy, financial restructuring and litigation consulting. Modern corporations, as well as those who advise and invest in them, face growing challenges on every front. From a proliferation of "bet-the-company" litigation to increasingly complicated relationships with lenders and investors in an ever-changing global economy, U.S. companies are turning more and more to outside experts and consultants to meet these complex issues. FTI is dedicated to helping corporations, their advisors, lawyers, lenders and investors meet these challenges by providing a broad array of the highest quality professional practices from a single source.

This press release includes "forward-looking" statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company's expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company's actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company's ability to realize cost savings and efficiencies, competitive and general economic conditions, and other risks described in the company's filings with the Securities and Exchange Commission.

                FTI is on the Internet at www.fticonsulting.com.

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